Exhibit 5.1

DAY PITNEY LLP
Attorneys at Law

242 Trumbull Street
Hartford, CT 06103

May 21, 2020

The Eastern Company
112 Bridge Street
Naugatuck, CT 06770
Re: The Eastern Company – Registration Statement on Form S-8
We refer to the Registration Statement on Form S-8 (the “Registration Statement”) of The Eastern Company, a Connecticut corporation (the “Company”), to be filed pursuant to the rules and regulations of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 802,728 shares of the common stock, no par value, of the Company (the “Shares”) to be offered pursuant to The Eastern Company 2020 Stock Incentive Plan (the “Plan”).

In connection with our opinion, we have examined the Plan and the Registration Statement. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company (the “Board”), and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
In our examination of such documents and records, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with authentic original documents of all of the documents submitted to us as copies.
Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Act, and the Shares shall have been duly issued in the manner contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.
  Our opinion herein reflects only the application of the Connecticut Business Corporations Act. We do not purport to cover herein the application of federal law or state securities laws to the issuance and sale of the Shares. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement such opinion should such law be changed by legislative action, judicial action or otherwise.
  This opinion letter is being delivered by us solely for your benefit pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Day Pitney LLP
DAY PITNEY LLP